Exhibit 5.1

October 20, 2010

Yuhe International, Inc.
301 Hailong Street, Hanting District
Weifang, Shandong Province
The People’s Republic of China

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Yuhe International, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of  3,600,000 shares of common stock (the “Primary Shares”), and an option to purchase up to an aggregate of  540,000  shares of common stock (the “Option Shares”), $0.001 par value per share, of the Company (the Primary Shares and Option Shares, collectively, the “Shares”), pursuant to a Registration Statement on Form S-3 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) and the related Prospectus and Prospectus Supplement to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended.

The Shares are to be sold to an underwriter (the “Underwriter”) pursuant to a Purchase Agreement (the “Agreement”) between the Company and the Underwriter.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus and Prospectus Supplement, and we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares.  We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Holland & Hart LLP  Attorneys at Law
Phone (775) 327-3000  Fax (775) 786-6179  www.hollandhart.com
5441 Kietzke Lane  Second Floor  Reno, Nevada 89511
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October 20, 2010 Page 2

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion.  The opinion expressed herein is limited to the laws of the State of Nevada. We express no opinion concerning the law of any other jurisdiction. This opinion is limited to the law in effect and the facts in existence as of the date of this letter. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion expressed herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and the reference to this firm, as counsel, under the heading “Legal Matters” in the related Prospectus and Prospectus Supplement. In rendering this opinion and giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very Truly Yours, /s/ Holland & Hart LLP